Exhibit 99.1

Noodles & Company Announces Senior Management
and Board of Directors Changes
Dave Boennighausen Promoted to Chief Executive Officer
Paul Murphy Appointed Executive Chairman
Sue Daggett Named Interim Chief Financial Officer

BROOMFIELD, Colo., June 14, 2017 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced that Dave Boennighausen has been promoted to the permanent role of Chief Executive Officer of the Company, effective immediately. Additionally, Paul Murphy has been appointed Executive Chairman of the Company, effective July 10th. In conjunction with Mr. Murphy’s appointment, Robert Hartnett will step down as Chairman of the Company’s board, but will remain a director.
Andrew Taub, Managing Partner at L Catterton and a director at Noodles and Company stated, “Dave is a proven leader who has made numerous contributions to the Company during his long tenure, most recently while serving as our interim Chief Executive Officer. His financial and business acumen and vision, as well as his ability to bring people together, have been enormous assets during this period of transition, and we are confident that he is the right long-term leader for Noodles & Company going forward.” Taub continued, “The addition of Paul Murphy as Executive Chairman is outstanding for Noodles & Company. Paul has extensive knowledge of the restaurant industry, and brings with him many years of operational and executive leadership experience, in addition to a strong track record of enacting positive change. I speak for the entire Board when I say that we very much look forward to working under his stewardship.”
Mr. Boennighausen has served as the Company’s interim Chief Executive Officer since July of 2016 and as Chief Financial Officer since July of 2012. He joined the Company’s board of directors in August of 2015. Prior to being named Chief Financial Officer, Mr. Boennighausen held various roles since joining Noodles & Company in 2004, including Vice President of Finance and Executive Vice President of Finance.
Dave Boennighausen commented, “I am honored to lead Noodles & Company, as we continue to solidify our foundation for improved performance across all areas of the business. We have a unique brand and an experienced and passionate team, and I believe we are taking the necessary steps in order to activate the brand and improve momentum. I am thrilled at the opportunity to work alongside Paul and our entire board to help us fulfill our potential.”
Mr. Murphy currently serves as Chief Executive Officer of Del Taco Restaurants, Inc., having held the position since February of 2009. He has resigned his position effective July 7, 2017 in order to relocate permanently to Denver. Previously, he held various roles with Einstein Noah Restaurant Group from 1996 to 2008, including President and Chief Executive Officer from 2003 until 2009.
Paul Murphy stated, “Noodles & Company is a truly differentiated brand and I feel privileged to join the Company at such an exciting time. It is fortuitous that this opportunity arose just as my wife and I were planning to return to Denver where we already own a home. I look forward to working closely with Dave, and contributing to the important work already being done to get Noodles & Company back on track to take advantage of the sizable growth opportunity ahead.”

The Company also announced that Sue Daggett has been named interim Chief Financial Officer. Ms. Daggett has served as the Company’s Vice President of Finance since August of 2016. Ms. Daggett has extensive restaurant experience, having previously served as President of Smiling Moose Deli Franchise Company and in various executive positions at Einstein Noah Restaurant Group.
The Company’s board of directors has initiated a search among both internal and external candidates to identity a qualified individual to serve as the Company’s permanent Chief Financial Officer.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "design," "estimate," "predict," "potential," "plan" or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company's current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding the Company's future financial performance in light of management changes. The Company's actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to those discussed in the Company's filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended January 3, 2017. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the statements. Also, the forward-looking statements contained herein represent the Company's estimates and assumptions only as of the date hereof. Unless required by United States federal securities laws, the Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
(720) 214-1971
press@noodles.com

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